Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 12, 2014, except as to Note 18, which is as of October 24, 2014, in Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-198574) and related Prospectus of Upland Software, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Austin, Texas

October 24, 2014